Exhibit 99.2
Translation of Tenancy Agreement

Lessor:    Weifang Yuhe Poultry Co., Ltd.
Address:
Tenant:    Shandong Nongbiao Purina Feed Co., Ltd.
Address:

WHEREAS

1. The Lessor has obtained land use right of Wei (2002) No. C178 (hereinafter referred  to as "the Land"). See Annex I for the relevant state-owned land use permit.

2. The Lessor has obtained property ownership certificates of Weifang Hanting No.  407660 and No. 408571 and the ownership of all premises under the certificate  (hereinafter referred to as the "Real Estate”) is vested with the Lessor. See  Annex II  for the relevant property ownership certificates.

3. The Lessor has mortgaged the above-mentioned land and premises to the Rural Credit  Cooperatrion Association in Hanting district in Weifang in 2007 (hereinafter referred  to as the "Credit Association") as a guarantee for three loans with the principal of the  loans being RMB13,400,000 in total (hereinafter referred to as the "Loans") and the  Loans period shall be three years according to the Credit Association’s Loan  Agreement, such lands and premises are subject to the mortgage guarantee and will  be referred to as the “Mortgaged Land”. See Annex III for the relevant Mortgage.

4.  With the written consent of the Credit Association, the Lessor shall lease the land and  the premises to the Lessee for the construction and operation of poultry feed factory  (hereinafter referred to as the "Feed Plant"). See Annex IV for the relevant consent.

Both parties agreed through amicable consultation as follows:

1. Subject of the Lease

The Lessor has obtained land use right of all the Land under Wei (2002) No. C178 with total area of 21,470 square meters. The land use right is for a period between January 2003 to December 2052.

The Lessor has obtained property ownership certificates of Weifang Hanting No. 407660 and No. 408571 and the ownership of the Real Estates with a total area of 3,637.90 (1,390.39 +2,247.51) square meters. The land use right is for a period between January 2003 to December 2052.

2. Lease Registration

Upon entering into this Agreement, both parties shall register the lease in accordance with the filing procedures of the local property registration authorty (hereinafter referred to as the "Registry"). This Agreement shall come into force on the date when the lease is registered with the Registry. Costs in connection with the registration of the lease shall be borne by the Lessee.

3. Lease Term

Both parties agree that the leasing period shall be 10 years, starting from the date when the lease is registered with the Registry. Both parties shall negotiate and enter into separate renewal agreements after the expiration of the lease.

4. Purpose of the Lease

The Lessor agrees to let the Lessee to use the leased land and premises reasonably, including but not limited to, placing extra fixtures and fittings, installing equipment facilities, and carrying out animal feed production and processing activities on the leased land and premises, and using the address of the leased land and premises for business registration purposes.

5. Rental Payment

The amount and the payment method in connection with the land use right and premises shall be agreed by both parties separately in another agreement. The Lessor guarantees that the rent shall remain unchanged during the entire leasing period.

All taxes in connection with the Land, land use right and premises shall be borne by the Lessor. Besides the rent, the Lessee shall not bear any other taxes.

6. Lessor’s Undertaking

The Lessor guarantees for the timely performance of its obligation to repay the Credit Assoication under the Loan Agreement in order to avoid the Credit Association to exercise its right under the mortgage in any way that causes any adverse effect to the Lessee’s interest under the lease.

7.  The Responsibility to Repair

During the leasing period, the Lessee shall take responsibility for the daily maintenance and repair of the leased land. After the expiration of the lease, the Lessee shall ensure that the leased land and premises are in good condition, excluding normal wear and tear.

8. Pre-emptive Rights and the Right of Renewal

During the leasing period, the Lessee shall enjoy a pre-emptive right under the same conditions in connection with the use of the leased land and premises. After the expiration of the lease, the Lessee shall enjoy the right of renewal in relation to the use of the leased land and premises.

9. Early Termination of Agreement

Both parties can terminate this Agreement before the expiration of the lease by mutual consensus, the operation of the law or agreement. If such early termination of the Agreement causes losses to one party, the other party shall compensate for such losses.

10. Dispute Resolution

Any dispute arising from and relating to this Agreement between the two parties shall be submitted to the China International Economic and Trade Arbitration Commission in Beijing for arbitration, and in accordance with the application procedures and rules of the Commission that are currently in place to conduct arbitration proceedings. An arbitral award shall be final and binding on both parties.

11. Others

There are four copies of this Agreement, both parties retain one copy and the other two original documents shall be provided to the registration office for registration purpose only.

Lessor:Weifang Yuhe Poultry Co., Ltd.

Lessee: Shandong Nongbiao Purina Feed Co., Ltd.

Representative:	Representative:

[Signature]	[Signature]

Date: November 11, 2008	Date: November 11, 2008